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Commencing on April 12, 2013, Platinum Underwriters Holdings, Ltd. sent the following communication to certain of its shareholders.

PLATINUM UNDERWRITERS HOLDINGS, LTD.

The Belvedere Building

69 Pitts Bay Road

Pembroke HM 08 Bermuda

Supplemental Information Regarding Proposal 2

Advisory Vote on Executive Compensation

April 12, 2013

To the Shareholders of Platinum Underwriters Holdings, Ltd.:

At the 2013 Annual General Meeting of Shareholders, our shareholders will vote on a non-binding advisory resolution to approve the compensation of our named executive officers (“NEOs”), as disclosed in our 2013 proxy statement filed with the Securities and Exchange Commission on March 22, 2013. This resolution – commonly known as the “say-on-pay proposal” – appears as Proposal No. 2 in our proxy materials. Our Board of Directors has unanimously recommended that you vote “FOR” Proposal No. 2.

Two proxy advisory firms have recently issued voting recommendations with respect to the say-on-pay proposal. While we are pleased to announce that Glass Lewis & Co., an independent proxy advisory firm, has recommended that its clients vote “FOR” the say-on-pay proposal, we also understand that another proxy advisory firm, ISS Proxy Advisory Services (“ISS”), has recommended that its clients vote “AGAINST” this proposal. We are taking this opportunity to address ISS’ concerns regarding the year over year variability in CEO compensation, our annual long-term incentive program and our CEO’s compensation as compared to a peer group of companies selected by ISS.

For the reasons set forth below and in our 2013 proxy statement, we believe Platinum’s executive compensation program directly links pay with performance, and we urge you to vote “FOR” Proposal No. 2, the non-binding advisory vote on executive compensation.

Year over year variability in CEO Compensation

In its report, ISS expresses concern over the increase in CEO compensation as compared to 2011. However, the CEO’s target compensation for 2012 was consistent with 2011 target compensation and this increase is attributable to the Company’s excellent 2012 performance as well as the shift from periodic time-based grants under the Company’s long-term incentive program to annual performance-based grants.

In 2011, our financial results fell below the minimum payout level and, consistent with our pay for performance methodology, no payments under our Annual Incentive Plan were made to our CEO or our other NEOs with respect to 2011 performance. Approximately 48% of the increase in our CEO’s 2012 compensation related to the payout of the CEO’s 2012 annual bonus based on the Company’s return on equity performance of 20.2%, as compared to a target return on equity of 8% and a return on equity that was below 4% for 2011.1

The remainder of the increase in the CEO’s compensation was attributable to a shift in the Company’s approach to long-term incentive compensation and a one-time, special performance-based award that was intended to create greater focus on performance and address retention of key executives that was diminished as a result of expected low payouts on two prior Executive Incentive Plan awards. As discussed below, in 2012 the Company replaced periodic time-based restricted share grants with annual performance-based market share unit grants. In order to effectuate a smooth transition to the Company’s new long-term incentive program, the Compensation Committee approved two market share unit grants in 2012, one vesting in 2014 and the other vesting in 2015, to recognize the fact that the last tranche of the time-based restricted share awards would vest in 2013. In contrast, in anticipation of this transition, our CEO did not receive an award of time-based restricted shares or market share units in 2011.

We note that, based on publicly available information, our 2012 GAAP-based return on equity was higher than all but one of our peers and that our 2012 one-year total shareholder return of approximately 36% was the highest of our Company-selected peer group.

Shift from Periodic Time-Based Awards to Annual Performance-Based Awards

Historically, a portion of our long-term compensation program was delivered in the form of periodic time-based restricted share grants under our 2010 Share Incentive Plan. In 2012, the Compensation Committee determined to further link pay with performance by strengthening the alignment between our share price performance and our long-term compensation program and, with the assistance of the Compensation Committee’s independent compensation consultant, replaced the periodic grants of time-based restricted share awards with performance-based market share units. Following the end of a multi-year performance period, the number of market share units that vest will be determined based on the appreciation of our share price over the performance period, with the maximum payout being 150% of the amount of share units awarded and no payout if our share price declines by 50% over the performance period. We believe that tying a portion of our executive’s compensation to share price appreciation effectively aligns the interests of our executives with our shareholders.

[1]	For each of the Annual Incentive Plan and the Executive Incentive Plan, return on equity is determined on an annual basis by dividing our net income available to common shareholders by the beginning shareholders’ equity during the year, adjusted by the Compensation Committee for material capital transactions during the year. Thus, for the Annual Incentive Plan there is one calculation for the year, and for the Executive Incentive Plan one calculation is done for each of the years in a performance cycle and these amounts are added together and divided by the number of years in the performance cycle to determine the average return on equity for the performance cycle. For purposes of the Annual Incentive Plan and Executive Incentive Plan, return on equity refers to non-GAAP return on equity. A calculation of non-GAAP return on equity from net income and beginning shareholders’ equity as reported in our financial statements is included in our 2012 Form 10-K and incorporated herein by reference.

Comparison to Peers

ISS also expressed concern regarding our CEO’s annual target compensation as compared to a peer group of companies selected by ISS. The following are the companies that we consider to be peers and the companies that ISS considers to be our peers:

Company-Selected Peer Group	ISS-Selected Peer Group
Alterra Capital Holdings Limited	Alterra Capital Holdings Limited
Arch Capital Group Ltd.	Argo Group International Holdings, Ltd.
Aspen Insurance Holdings Limited	Assured Guaranty Ltd.
AXIS Capital Holdings Limited	EMC Insurance Group Inc.
Endurance Specialty Holdings Ltd.	Employers Holdings, Inc.
Everest Re Group, Ltd.	FBL Financial Group, Inc.
Montpelier Re Holdings Ltd.	Greenlight Capital Re, Ltd.
PartnerRe Ltd.	Maiden Holdings, Ltd.
RenaissanceRe Holdings Ltd.	MBIA Inc.
Validus Holdings, Ltd.	Meadowbrook Insurance Group, Inc.
Montpelier Re Holdings Ltd.
National Western Life Insurance Company
RLI Corp.
ProAssurance Corporation
RenaissanceRe Holdings Ltd.
Safety Insurance Group, Inc.
The Navigators Group, Inc.
United Fire Group, Inc.

We believe that many of the companies included in the ISS-selected peer group are not representative of our actual peers because they are engaged in entirely different lines of business and do not compete with us in the hiring of senior executive officers. The Company-selected peer group is comprised entirely of companies in the reinsurance industry with which we compete. We share similar characteristics with the companies in the Company-selected peer group, such as location and certain elements of the business, and each company included in the Company-selected peer group has reinsurance as at least a substantial component of its business.

Importantly, eight of the ten companies in the Company-selected peer group identified us as a peer in their most recently filed proxy statements. Of the two that did not, one did not utilize a pre-defined peer group to evaluate compensation. Moreover, only four of the eighteen companies in the ISS-selected peer group identified us as a peer in their most recently filed proxy statements (three of which companies were included in the Company-selected peer group). The one exception states that we are not active business competitors and that their list is a “balance of various types of financial companies.”

Using the Company-selected peer group and given the changes in the Company’s approach to long-term incentive compensation, we believe that our CEO’s 2012 pay was not materially greater than median 2012 CEO pay that ISS reported for the Company-selected peer group.

For the reasons set forth above and in our 2013 proxy statement, we believe Platinum’s executive compensation program directly links pay with performance, and we urge you to vote “FOR” Proposal No. 2, the non-binding advisory vote on executive compensation.

Your vote is important to us, and we appreciate your ongoing support.